Framework Agreement for Strategic Cooperation

Party A: All China Federation of Supply and Marketing Cooperatives (“China Co-op”)

Address: China Co-op Building, No.1, Shuian South Street, Chaoyang District, Beijing

Legal representative: Fang Hu

Party B: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Address:13-14#, Room 1501, Unit 1, Building 1, World Financial Center, No.1 East 3rd Ring Middle Road, Chaoyang District, Beijing

Legal representative: Lin Jianxin

Whereas:

Both Party A and Party B will give full play to their respective advantages in market, policy, capital, finance, scientific research, technology, management and brand etc., understand and respect the other party’s business philosophy and development demands. The Framework Agreement for Strategic Cooperation is made by and between the Parties through sufficient negotiation about deep cooperation in financial field on the principles of policy guidance, complementary advantages, cooperative construction, mutual benefits and win-win.

Brief Introduction to the Parties

1.1 Party A is a new diversified enterprise affiliated to China Co-op Foreign Trade LLC (“CCFT”). Since the company was established in 1987, it has closely implemented the central spirits, insisted on CCFT tenet of “serve the agriculture” and carried out relevant document spirit of the State Council to make a comprehensive development of domestic business on the basis of development of international trade with the guidance of the scientific development concept. The company takes actively part in construction of the One Belt and One Road strategic promotion, “Rural Revitalization Strategy” and modern commerce circulation system for agriculture and spares no effort to build and strengthen the leading role of supply and marketing cooperatives in the “Main Channel of Commercial Distribution”. Based on the exploration and development in several years, the company has set up the modern enterprise systems of “Clear Property Right, Definite Responsibility and Scientific Management” and determined the strategic business system mainly based on six sections such as “One Core, Two Majors and Three Supports” increasingly. Presently, The company has become a comprehensive enterprise integrating construction of One Belt and One Road headquarter base, domestic and overseas commerce circulation, management of global supply chain, big agricultural industry (agriculture and cultivation with high and new technologies), big healthy industry and new energy industry etc. and combining the chains of “Production, Supply and Marketing”.

2/6

1.2 Party B is an operating entity in China of China Internet Nationwide Financial Services Inc. (stock code: CIFS), a NASDAQ listed company. Founded in September 2014, China Internet Nationwide Financial Services Inc. is devoted to build a comprehensive platform based on internet big data platform by adopting artificial intelligence technologies to provide professional advisory services such as investment and financing, production operation and capital operation. Through years of experience in providing professional financial services to enterprises and the construction of resources in financial industry, CIFS has integrated business information of 20 million enterprises and disclosed information on 100,000 websites covering near 10 thousand pieces of the information about bank financial products and built a large database depicting in more than 20 dimensions the various types of commercial operations in China. Through big data and artificial intelligence technologies, CIFS has achieved accurate marketing and risk control of the businesses of financial services, established and run a comprehensive online financial service platform.

Basis and Fields of Cooperation

2.1 Basis of cooperation: subject to the cooperation principle of common development of domestic and overseas projects and parallel-shared resources in and out of the supply & marketing system, Party A will provide the projects of and various resources held by its branches and affiliates to make a comprehensive cooperation with Party B, and Party B will provide rich industrial experience and high quality as well as efficient professional teams in big data and financial service fields to complete the agreed cooperation.

2.2 Fields of cooperation: the Parties will jointly design and construct a regional financial service platform and a worldwide global payment & settlement platform about agriculture industry, One Belt and One Road and global supply chain etc., and carry out comprehensive and deep strategic cooperation in such fields as global financial service, capital or listing service. The Parties will jointly push forward the cooperation in and implementation of financial support sections with respect to the China agricultural product big data headquarters, One Belt and One Road central (and international) supervisory clearing house, headquarter base and characteristic town projects, domestic and international trade flows, big agricultural industry, big healthy industry, new energy industry and other business sectors.

Method of Cooperation

3.1 Party A will integrate relevant platform resources and government resources to set up a planning group and a project promotion group. The planning group is mainly responsible for formulating system framework, building platforms and striving for supporting or favorable policies from governmental authorities etc. The project promotion group is mainly responsible for integrating various resources and implementing the projects etc. Party B shall, if needed, appoint relevant professionals to take part in the joint work of Party A’s planning group and project promotion group.

3.2 Party A shall adopt a step-by-step strategy of “Trial in Priority and Promotion Next”. Party A will set up certain project pilots at home and broad, in which domestic projects will focus on the projects concerning agriculture industrialization and overseas projects will focus on the projects concerning global payment and settlement platform and One Belt and One Road overseas clearing house. If the operation mode becomes mature, Party A will promote and adopt the mature operation mode in other similar projects. Party A shall play a leading role in relevant project promotion and implementation.

3/6

3.3 Party A confirms that Party B, as the leading service provider and preferred partner of project bid data and financial service, will make full use of its professional advantages, integrate high-quality resources in big data and financial service, and actively take part in the promotion and implementation of various projects.

3.4 The Parties shall establish a project team and set up a regular meeting mechanism in order to jointly promote the strategic cooperation between the Parties.

3.5 After the conclusion of the Agreement, the Parties may negotiate about specific cooperation issues and enter into project cooperation agreements in detail to specify rights and duties of the parties with respect to those projects.

3.6 It is agreed that either party may make publicity in the name of the other party’s “Strategic Partner”. Either party shall protect its and the other party’s brand images to realize the mutual benefits and win-win cooperation purpose.

Connection and Coordination Mechanism

4.1 Communication mechanism: For the purpose of making sure the Parties provide exact and valuable information in a quick and efficient way, the Parties shall set up a communication and coordination mechanism and appoint a contact person respectively to make other party have the priority in obtaining relevant demand information and realize the purpose of information sharing.

Contact Person of Party A: Ye Ping

Tel.: 18801019398

Contact Person of Party B: Li Bing

Tel.: 13810009336

4.2 Consultation mechanism: senior management of the Parties shall have a meeting at least once every month, discussing and solving major issues concerning project operation; the units and departments in charge of project implementation shall have a business meeting once every quarter, implementing specific issues during cooperation.

4.3 Operation mechanism: the Parties will jointly set up a standard work flow to regular either party’s acts, specify duties and control requirements in all key links such as investment, construction, operation and maintenance, and ensure the smooth cooperation mechanism, continuous business and stable development.

Responsibilities and Obligations of Parties

5.1 Party A shall give full play to the advantages of its own resources and the resources inside and outside the supply & marketing system, actively utilize and strive for various policy supports, and play a leading role in the industry direction and the project progress.

5.2 Party B shall give full play to the advantages of its resources in the financial industry, in particular, those in financial big data and international financial services, to ensure the smooth progress of the projects.

4/6

5.3 After execution of the Agreement, the Parties shall perform the Agreement seriously; either party that acts against or fails to perform the Agreement shall assume relevant default liability.

5.4 The units and persons authorized by either party shall perform their duties to the extent set forth in the Agreement, and strictly perform relevant terms of the Agreement between the Parties.

5.5 Where the Agreement cannot be performed or it becomes unnecessary to perform the Agreement due to either party’s breach of any of the terms of the Agreement, the other party shall have the right to terminate or require to rescind the Agreement, provided that it shall send a timely written notice to the breaching party, indicating its intention of rescission; otherwise, the breaching party shall be liable for the losses arising therefrom.

Confidentiality Clauses

6.1 The Agreement is the base for a long-term cooperation between the Parties and a guiding document concerning establishment of a cooperation relationship between the Parties. With respect to specific cooperation matters, the Parties shall authorize their respective affiliated enterprises to enter into and perform detailed agreements separately. Either party’s acts shall not damage the other party’s interests.

6.2 Either party shall be obligated to strictly keep confidential the terms of the Agreement and the other party’s information, data, financial data and business secrets which are obtained under the Agreement. Without the other party’s prior written consent, neither party shall disclose any of the aforesaid information to any third person at any time, unless otherwise stipulated by laws and regulations as well as supervision departments.

Applicable Law and Dispute Settlement

Conclusion, performance and termination of the Agreement, as well as dispute settlement, shall be governed by pertinent laws of the People’s Republic of China.

Any dispute or conflict arising from performance of the Agreement shall be settled firstly through friendly negotiation between the Parties; where negotiation fails, either party shall have the right to bring a lawsuit with the People’s Court having the jurisdiction over the place where the Agreement is concluded.

Miscellaneous

8.1 The Agreement is a framework agreement for strategic cooperation. In case of any specific cooperation program (or project) determined under the Agreement, the Parties must enter into relevant agreements (or contracts) separately, in which relevant matters shall be specified expressly.

8.2 Any supplementation or modification to the Agreement must be discussed sufficiently between the Parties and confirmed in a written supplemental agreement, which shall be part of the Agreement and have equal legal force with the Agreement.

5/6

Effectiveness and Termination

9.1 The Agreement shall take effect with signatures and seals of the Parties. The Agreement shall be made in quadruplicate with equal legal force and each party holding two.

The Agreement shall remain long-term effective. The Parties may rescind the Agreement through negotiation, or decide to suspend or terminate the Agreement in a writing form.

Party A (Official seal):	Party B (Official seal):

(Seal) All China Federation of Supply and Marketing Cooperatives	(Seal) Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Legal representative (Authorized representative):	Legal representative (Authorized representative):
(Signature)	(Signature)

Signing place: China Co-op Building, No.1, Shuian South Street, Chaoyang District, Beijing

Signing date: December 26, 2017

6/6